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                      CONSENT OF INDEPENDENT ACCOUNTANTS




We hereby consent to the use in this Registration Statement on Form N-1A of our report dated October 8, 1999, relating to the financial statement and financial highlights of Morgan Stanley Dean Witter Intermediate Income Securities referred to in such report, which appears in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
New York, New York
October 24, 2000